Exhibit 99.1

NEWS RELEASE

Southcross Energy	1717 Main Street, Suite 5200, Dallas, Texas 75201, 214-979-3720

Southcross Energy Partners, L.P. Announces Election of New Independent Board Member

DALLAS, Texas, July 20, 2015 – Southcross Energy Partners, L.P. (NYSE: SXE) (“Southcross”) today announced that Nicholas J. Caruso, Jr. was elected to the Board of Directors (the “Board”) of Southcross Energy Partners GP, LLC (the “General Partner”), the general partner of Southcross. Mr. Caruso also was appointed to serve on the Audit Committee and the Conflicts Committee of the Board. In connection with Mr. Caruso’s appointment, the size of the Board was increased from seven directors to eight directors. The Board has determined that Mr. Caruso is an independent director within the rules of the New York Stock Exchange and Rule 10A-3 of the Securities Exchange Act of 1934 and is an audit committee financial expert under applicable rules.

“We are pleased to announce the election of Nick to the Board,” said John Bonn, President and Chief Executive Officer of the General Partner. “Nick brings invaluable experience to the Board, including his previous roles as Chief Financial Officer of both Shell Oil Company and Dynegy Holdings, Inc., and increases our independent board membership from three members to four. I look forward to working with Nick and I am excited about the addition of such a talented and highly experienced leader that adds valuable perspective to our Board.”

About Southcross Energy Partners, L.P.

Southcross Energy Partners, L.P. is a master limited partnership that provides natural gas gathering, processing, treating, compression and transportation services and NGL fractionation and transportation services. It also sources, purchases, transports and sells natural gas and NGLs. Its assets are located in South Texas, Mississippi and Alabama and include four gas processing plants, two fractionation plants and approximately 3,100 miles of pipeline. The South Texas assets are located in or near the Eagle Ford shale region. Southcross is headquartered in Dallas, Texas. Visit www.southcrossenergy.com for more information.

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Contact:

Southcross Energy Partners, L.P.

David Lawrence, 214-979-3720

Investor Relations

investorrelations@southcrossenergy.com

Source: Southcross Energy Partners, L.P.

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